UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Apogent Technologies Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Apogent Technologies Inc.

30 Penhallow Street

Portsmouth, New Hampshire 03801

(603) 433-6131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On January 27, 2004

Notice is hereby given that the Annual Meeting of Shareholders of Apogent Technologies Inc., a Wisconsin corporation (the “Company”), will be held at 10:00 a.m., Eastern Standard Time, on Tuesday, January 27, 2004, at the Wentworth By The Sea Marriott, 588 Wentworth Road, New Castle, New Hampshire, for the following purposes:

1.    To elect four directors to serve as Class III Directors until the 2007 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

2.    To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on December 1, 2003 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

We hope you will assure that your shares will be represented at the meeting, whether or not you expect to be present in person, either by voting electronically via the Internet (by accessing http://www.eproxyvote.com/aot) or telephone (by dialing 1-877-779-8683 on a touch-tone telephone), or by signing and returning the enclosed proxy card in the accompanying envelope. It is important that proxies be submitted promptly. Returning your proxy promptly, either via the Internet, via telephone, or in the enclosed envelope, will assist the Company in reducing the expenses of additional proxy solicitation. Your vote is important and the Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

By Order of the Board of Directors,

MICHAEL K. BRESSON

Secretary

Portsmouth, New Hampshire

December 23, 2003

Apogent Technologies Inc.

30 Penhallow Street

Portsmouth, New Hampshire 03801

(603) 433-6131

PROXY STATEMENT

December 23, 2003

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On January 27, 2004

GENERAL INFORMATION

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of Apogent Technologies Inc., a Wisconsin corporation (the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Standard Time, on Tuesday, January 27, 2004, at the Wentworth By The Sea Marriott, 588 Wentworth Road, New Castle, New Hampshire, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are first being mailed to shareholders on or about December 23, 2003.

Shareholders of record will have the option to vote by proxy electronically via the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

Shareholders whose shares are registered directly with EquiServe may vote electronically either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not refer to Internet or telephone information, please complete and return the paper voting form in the postage-paid envelope provided.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person giving the proxy at any time before it is exercised. A proxy may be revoked, prior to its exercise, (a) by executing and delivering a later-dated proxy via the Internet, via telephone, or by mail, (b) by delivering written notice of the revocation of the proxy to the Company’s Secretary prior to the Annual Meeting, or (c) by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. The shares represented by a proxy, whether delivered via the Internet, via telephone, or by mail, will be voted in accordance with the shareholder’s directions if the proxy is duly submitted and not validly revoked prior to the Annual Meeting. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Annual Meeting.

The expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the Internet and mail, proxies may be solicited by officers, directors, and regular employees of the Company, without additional remuneration, in person or by telephone, telegraph, or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained The Altman Group, Inc. to aid in the solicitation of proxies, including the soliciting of proxies from brokerage firms, banks, nominees, custodians, and fiduciaries, for a fee not anticipated to exceed $5,000 plus expenses. Your cooperation in promptly voting by proxy via the medium of your choice will help to avoid additional expense.

At December 1, 2003, the Company had outstanding 90,460,479 shares of Common Stock (and associated preferred stock purchase rights), and there were no outstanding shares of any other class of stock. Only shareholders of record at the close of business on December 1, 2003 will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock outstanding on the record date entitles the holder thereof to one vote on each matter to be voted upon by shareholders at the Annual Meeting.

A majority of the votes entitled to be cast by shares entitled to vote, present in person or by proxy, constitutes a quorum at the Annual Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”) absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange (“NYSE”), will be treated as shares present for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors will determine the shares represented at the meeting and the validity of proxies and ballots, and will count all votes and ballots. The voting requirements and procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s charter documents, and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote, or otherwise, have no effect in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the outstanding shares of Common Stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, by nominees for director and directors of the Company, by the executive officers named in the Summary Compensation Table, and by all current directors and executive officers of the Company as a group. Amounts are as of December 1, 2003 for nominees for director, directors, and executive officers. Amounts for 5% shareholders are reported as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 (the “Exchange Act”) unless more recent information was provided.

	Common Stock
Name and Address of Owner(a)	Number of Shares Owned	Percent of Class
Janus Capital Management LLC(b)	9,973,440	11.03%
100 Filmore Street
Denver, Colorado 80206-4923

Ariel Capital Management, Inc.(c)	8,356,576	9.24%
200 E. Randolph Drive, Suite 2900
Chicago, Illinois 60601

Harris Associates L.P.(d)	6,080,650	6.72%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602

William H. Binnie(e)	24,000	*

Don H. Davis, Jr.(f)	126,325	*

Christopher L. Doerr(g)	87,177	*

Stephen R. Hardis(e)	34,000	*

R. Jeffrey Harris(h)	1,128,323	1.24%

Frank H. Jellinek, Jr.(i)	1,275,433	1.39%

Mary G. Puma	0	*

Simon B. Rich	0	*

Joe L. Roby(j)	219,655	*

Richard W. Vieser(j)	239,597	*

Kenneth F. Yontz(k)	2,886,879	3.14%

Robert V. Ahlgren(l)	90,567	*

Michael K. Bresson(m)	239,862	*

Peter W. Scheu(n)	158,388	*

Yuh-geng Tsay(o)	120,632	*

Dennis Brown(p)	1,138,429	1.24%

Jeffrey C. Leathe(q)	429,887	*

All directors and executive officers as a group (21 persons)(r)	8,779,232	9.04%

*	Represents less than 1% of the class.

(a)	Except as otherwise indicated, each person has the sole power to vote and dispose of all shares listed opposite his, her, or its name.

(b)	Based on a Schedule 13G amendment, dated February 14, 2003. Janus Capital Management shares voting power and power to dispose with respect to 16,600 shares. The amount shown above includes 6,210,880 shares beneficially owned by Janus Fund, a registered investment company as to which Janus Capital Management, a registered investment advisor, provides investment advice.

(c)	Based on a Schedule 13G amendment, dated December 31, 2002.

(d)	Based on a Schedule 13F, dated June 30, 2003. The Company has no information with respect to voting and dispositive powers over these shares.

(e)	Includes, for each of Messrs. Binnie and Hardis, 24,000 shares of Common Stock issuable upon the exercise of stock options granted pursuant to the Company’s 2001 Equity Incentive Plan.

(f)	Includes 44,877 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Davis pursuant to the Company’s Amended and Restated 1994 Outside Directors’ Stock Option Plan, 41,918 shares of Common Stock issuable upon the exercise of stock options granted pursuant to the Company’s 1999 Outside Directors’ Stock Option Plan, and 24,000 shares of Common Stock issuable upon the exercise of stock options granted pursuant to the Company’s 2001 Equity Incentive Plan. Includes 1,680 shares as to which Mr. Davis shares voting and investment power.

(g)	Includes 14,959 shares of Common Stock issuable upon the exercise of stock options granted pursuant to the Company’s Amended and Restated 1994 Outside Directors’ Stock Option Plan, 41,918 shares of Common Stock issuable upon the exercise of stock options granted pursuant to the Company’s 1999 Outside Directors’ Stock Option Plan, and 24,000 shares of Common Stock issuable upon the exercise of stock options granted pursuant to the Company’s 2001 Equity Incentive Plan.

(h)	Mr. Harris has shared voting power with respect to 158,464 of the shares of Common Stock reported and shared investment power with respect to 160,066 of the shares of Common Stock reported. Includes 723,070 shares of Common Stock issuable upon the exercise of outstanding stock options held by Mr. Harris.

(i)	Mr. Jellinek has shared investment power with respect to 1,424 of the shares of Common Stock reported. Includes 1,119,950 shares of Common Stock issuable upon the exercise of outstanding stock options held by Mr. Jellinek.

(j)	Includes, for each of Messrs. Roby and Vieser, 74,795 shares of Common Stock issuable upon the exercise of stock options granted pursuant to the Company’s Amended and Restated 1994 Outside Directors’ Stock Option Plan, 41,918 shares of Common Stock issuable upon the exercise of stock options granted pursuant to the Company’s 1999 Outside Directors’ Stock Option Plan, and 24,000 shares of Common Stock issuable upon the exercise of stock options granted pursuant to the Company’s 2001 Equity Incentive Plan. With respect to Mr. Vieser, includes 5,000 shares as to which he shares voting and investment power.

(k)	Mr. Yontz has shared voting power with respect to 44,990 of the shares of Common Stock reported and shared investment power with respect to 46,531 of the shares of Common Stock reported. Includes 1,551,828 shares of Common Stock issuable upon the exercise of outstanding stock options held by Mr. Yontz.

(l)	Mr. Ahlgren has shared voting and investment power with respect to 415 shares of Common Stock reported. Includes 88,654 shares of Common Stock issuable upon the exercise of outstanding stock options held by Mr. Ahlgren.

(m)	Mr. Bresson has shared investment power with respect to 522 shares of Common Stock reported. Includes 235,320 shares of Common Stock issuable upon the exercise of outstanding stock options held by Mr. Bresson.

(n)	Mr. Scheu has shared investment power with respect to 606 shares of Common Stock reported. Includes 156,393 shares of Common Stock issuable upon the exercise of outstanding stock options held by Mr. Scheu.

(o)	Dr. Tsay has shared investment power with respect to 527 shares of Common Stock reported. Includes 120,105 shares of Common Stock issuable upon the exercise of outstanding stock options held by Dr. Tsay.

(p)	Mr. Brown has shared investment power with respect to 1,336 shares of Common Stock reported. Includes 1,137,093 shares of Common Stock issuable upon the exercise of outstanding stock options held by Mr. Brown.

(q)	Mr. Leathe has shared investment power with respect to 2,182 shares of Common Stock. Includes 424,168 shares of Common Stock issuable upon the exercise of outstanding stock options held by Mr. Leathe. This information is based upon information collected by the Company and upon holdings previously reported by Mr. Leathe prior to his resignation from the Company in January 2003.

(r)	Includes (i) 6,637,053 shares of Common Stock issuable upon the exercise of outstanding stock options held by all current directors and executive officers as a group, (ii) 211,134 shares as to which there is shared voting power, and (iii) 225,052 shares as to which there is shared investment power.

The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act, as required for purposes of this Proxy Statement. Accordingly, it includes shares of Common Stock that are issuable upon the exercise of stock options exercisable within 60 days of December 1, 2003. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

Based on the information contained in the Schedules 13G filed by each of Putnam Investment Management, Inc. and T. Rowe Price Associates, Inc., the last of which was filed in February 2003, each of these shareholders holds at least 5% of the Company’s Common Stock. However, the Company has ascertained, both through review of the Schedule 13F filings made by these shareholders after February 2003, as well as through communications with each of these shareholders, that neither currently holds 5% or more of the Company’s Common Stock.

BOARD OF DIRECTORS

Election of Directors

Action will be taken at the Annual Meeting for the election of four directors to serve as Class III Directors until the 2007 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Article VIII of the Company’s Articles of Incorporation provides that the Board of Directors is divided into three classes (Class I, Class II, and Class III), as nearly equal in number as possible, serving staggered three-year terms. The nominees for election as Class III Directors are: Mary G. Puma, Simon B. Rich, Joe L. Roby, and Kenneth F. Yontz.

The election of directors is determined by a plurality vote duly cast. It is intended that the persons appointed as proxies in the proxy card will vote FOR the election of the four nominees listed below, unless instructions to the contrary are given in the proxy. All four nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any of the nominees, it is intended that the proxies will vote FOR such substitute nominees as the Board of Directors may designate.

On September 30, 2003, the Board of Directors increased the number of directors constituting the entire Board from nine (9) to eleven (11), and elected Mary G. Puma and Simon B. Rich as Class III Directors for a term expiring at the Annual Meeting. Ms. Puma and Mr. Rich were selected by the Company’s Governance/Nominating Committee and the Board of Directors as a result of a candidate search conducted by the Committee. DHR International, Inc. assisted in the search and screening process. Ms. Puma was referred to the Committee by a non-management director, and Mr. Rich was referred to the Committee by the Chief Executive Officer. Other candidates were also referred by Board members as well as DHR International, Inc., and were interviewed and considered. The Board concluded that each of Ms. Puma and Mr. Rich possessed superior business acumen, senior management experience, character, collegiality, and independence that the Board was seeking for membership.

The following table sets forth the principal occupations (for at least the last five years) and directorships of the four nominees in Class III and of the seven directors whose terms of office will continue after the Annual Meeting.

Name(a)	Principal Occupation and Directorships	Age	Director of Company since

Nominees for Class III Directors for terms expiring in 2007:

Mary G. Puma	President and Chief Executive Officer of Axcelis Technologies, Inc. (manufacturing) since January 2002; President and Chief Operating Officer of Axcelis from May 2000 to January 2002; Vice President-General Manager of the Implant Systems Division from 1998 to April 2000; and General Manager of Commercial Controls Division of Eaton Corporation (manufacturing) from May 1996 to 1998. Director and Chairman of Audit Committee of Nordson Corporation.	45	2003
Simon B. Rich	Chairman of Louis Dreyfus Natural Gas Corp. (now Dominion Exploration & Production, Inc.) from 1996 until his retirement in 2001, and President and Chief Executive Officer from 1993 to 1996 (oil and gas exploration and production company); Chief Executive Officer and Executive Vice President of Louis Dreyfus Holding Company from 1998 to 2000, and from 1986 to 1990, respectively (global energy and grain business).	59	2003

Name(a)	Principal Occupation and Directorships	Age	Director of Company since
Joe L. Roby	Chairman Emeritus and Senior Advisor of Credit Suisse First Boston LLC (“CSFB”) (investment banking), a subsidiary of Credit Suisse Group, since December 2001; Chairman of CSFB from November 2000 to December 2001; President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc. (“DLJ”) from February 1998 to November 2000; Chief Operating Officer of DLJ from November 1995 until February 1998; and President of DLJ from February 1996 to November 2000.(b)	64	1989
Kenneth F. Yontz	Chairman of the Board since December 1987; President and Chief Executive Officer of the Company from October 1987 until December 2000. Director and Member of the Audit Committee of Rockwell Automation, Inc.; Director of Viasystems Group, Inc.; and Chairman of the Board of Sybron Dental Specialties, Inc.	59	1987

Class II Directors, whose terms will expire in 2006:

Stephen R. Hardis	Chairman of Axcelis Technologies, Inc. (manufacturing) since July 2000; Chairman of Eaton Corporation (manufacturing) from 1996 through July 2000. Director and member of the Audit Committees of: American Greetings Corporation, Marsh & McLennan Companies, Inc., and STERIS Corporation. Director of Lexmark International, Inc., Nordson Corporation, and Progressive Corporation.	68	2001
R. Jeffrey Harris	Of Counsel to the Company since December 2000; Vice President-General Counsel and Secretary of the Company from January 1988 to December 2000. Director and member of the Audit Committee of Playtex Products Inc.	48	2001
Frank H. Jellinek, Jr.	Director, President and Chief Executive Officer of the Company since December 2000; President and Chief Executive Officer of the Company’s subsidiary Sybron Laboratory Products Corporation from May 1998 to December 2000; President of the Company’s subsidiary, Erie Scientific Company, from 1975 to 1998.	58	2000

Class I Directors, whose terms will expire in 2005:

William H. Binnie	President and Chief Executive Officer of Carlisle Capital Corporation (private investment management) since 1982; Chairman and CEO of Carlisle Plastics, Inc. (manufacturing) from 1984 to 1996.	45	2001
Don H. Davis, Jr.	Chairman and Chief Executive Officer of Rockwell Automation, Inc. (provider of industrial automation power, control and information solutions) since February 1998 and October 1997, respectively; President of Rockwell from July 1995 to October 1997. Director of Ciena Corporation and Journal Communications, Inc.; and Director and member of the Audit Committee of Illinois Tool Works Inc.	63	1992

Name(a)	Principal Occupation and Directorships	Age	Director of Company since
Christopher L. Doerr	Co-Chief Executive Officer of Passage Partners, LLC and Volare Partners LLC (private investment companies) since October 2000; President and Co-Chief Executive Officer of Leeson Electric Corporation (a manufacturer of custom and standard industrial purpose electric motors) from December 1989 to September 2000. Director of Regal-Beloit Corporation.	54	1997
Richard W. Vieser	Retired from active employment since 1989; former Chairman of the Board, President and CEO of Lear Siegler, Inc., FL Industries, Inc., and FL Aerospace. Chairman Emeritus of Varian Medical Systems, Inc. and Director of Viasystems Group, Inc.	76	1992

(a)	See “Committees and Meetings of the Board of Directors” for memberships on Board committees.

(b)	In the past, CSFB has performed, and, in the future, CSFB may perform services for the Company. CSFB was an “initial purchaser” and Joint Lead Manager with respect to the Floating Rate Senior Convertible Contingent Debt Securities (CODES) due 2033 issued by the Company in December 2003. During fiscal 2003, the Company issued $250,000,000 of 6.5% Senior Subordinated Notes due 2013, and CSFB was an “initial purchaser” and Joint Book-Running Manager. CSFB also received the premium and consent fee payable to all holders that tendered early in connection with the Company’s repurchase in September 2003 of its 8% Senior Notes due 2011. In addition, CSFB received a consent fee in connection with its consent to the May 3, 2003 amendment of the Company’s Credit Agreement dated as of December 1, 2001, and a commitment fee in connection with its participation as a lender under the Company’s $500,000,000 Credit Agreement dated as of July 29, 2003, which replaced and superseded the December 1, 2001 credit facility.

Composition of the Board of Directors; Meetings

The Company’s Board of Directors currently has eleven members, divided into three classes, each class serving staggered three-year terms. The Articles of Incorporation and the Bylaws of the Company provide that the Board have no fewer than 6 nor more than 12 members (plus such number as may be elected pursuant to the terms of any outstanding preferred stock). Within these limits, the Board periodically evaluates the size of the current Board, and may fix or adjust the exact number of directors after considering the recommendations of the Governance/Nominating Committee of the Board.

The Board of Directors met eight times during the last fiscal year. No incumbent member of the Board of Directors attended fewer than 75% of the total number of meetings held by the Board of Directors and the committees on which he or she served (during the periods that he or she served). All Board members then in office, other than Mr. Binnie, attended the annual meeting of the Company held in January 2003. In accordance with the rules of the New York Stock Exchange, non-management directors meet, without management, in regularly scheduled executive sessions. Mr. Yontz, as Chairman of the Board, has been the presiding officer at each executive session of the Board. At least once annually, those directors who are “independent” in accordance with the criteria described below meet without the other directors, and the position of presiding director at each of these meetings of independent directors is rotated among the independent directors.

Director Independence

At least a majority of the members of the Board must qualify as independent directors under the Listing Standards of the New York Stock Exchange. Each year, the Board reviews the relationships that each director has with the Company. Only those directors who the Board affirmatively determines have no material relationship with the Company, and who do not have any of the categorical relationships that prevent independence under the NYSE Listing Standards, are considered to be independent directors.

In accordance with applicable NYSE rules, the Board has determined that the following directors have no material relationships with the Company and qualify as independent directors: Ms. Puma, and Messrs. Binnie, Davis, Hardis, Rich, Roby, and Vieser, who are more than a majority of the Board members. The Board concluded that none of these directors possessed the categorical relationships set forth in the NYSE Listing Standards that prevent independence. Additionally, the Board applied the categorical standards adopted by the Board to assist in making determinations of independence. Specifically, when examining commercial and charitable relationships, the following relationships are not considered to be “material relationships” that would impair a director’s independence: (i) if a director (or an immediate family member thereof) is an executive officer, employee, partner, or significant owner of a company or organization that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $500,000 or 1% of such other company’s consolidated gross revenues; and (ii) if a director serves as an officer, director, or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are $10,000 or less.

The Board has also determined that Mr. Doerr is independent, even though he has a daughter who is employed by one of the Company’s operating subsidiaries in a non-executive capacity. The Board determined that her relationship to, and contact with, Apogent corporate headquarters is sufficiently minimal that it has not in the past and presently does not impair Mr. Doerr’s independent judgment in connection with his duties and responsibilities as a director of the Company.

Members of the Company’s Governance/Nominating Committee, Compensation Committee, and Audit Committee comprise only directors who have been determined to be independent.

Because of their employment relationships with the Company, Messrs. Yontz, Harris, and Jellinek have not been deemed to be independent directors at this time.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, and a Governance/Nominating Committee, as described below.

Audit Committee

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Ms. Puma and Messrs. Hardis, Binnie, and Vieser currently serve as members of the Audit Committee. Ms. Puma commenced her service on the Audit Committee on September 30, 2003. This committee met six times during the 2003 fiscal year. The Audit Committee represents and assists the Board with the oversight of the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and the compliance by the Company with legal and regulatory requirements.

A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement, and also is available on our website at www.apogent.com.

Compensation Committee

Messrs. Binnie, Doerr, Rich, and Vieser currently serve as members of the Compensation Committee. Mr. Rich commenced his service on the Compensation Committee on September 30, 2003. This committee met four times during the 2003 fiscal year. The Compensation Committee is responsible for making recommendations to the Board of Directors concerning compensation of the Company’s employees, officers and directors, is authorized to determine the compensation of the Company’s executive officers, and has authority to administer the various incentive plans of the Company, including the power to grant employee stock options.

A copy of the Compensation Committee Charter is available on our website at www.apogent.com.

Governance/Nominating Committee

Messrs. Binnie, Hardis, and Davis currently serve as members of the Governance/Nominating Committee. This committee met seven times during the 2003 fiscal year. The Committee is responsible for, among other things, overseeing the identification and nomination process for selection to the Board of Directors and its respective committees, and developing and overseeing the Company’s corporate governance in accordance with appropriate and applicable governance guidelines and principles.

A copy of the Governance/Nominating Committee Charter is available on our website at www.apogent.com.

Shareholder Communications with Board

Shareholders wishing to communicate with the Board of Directors or with a Board member should address communications to the Board or to the particular Board member, c/o Secretary, Apogent Technologies Inc., 30 Penhallow Street, Portsmouth, New Hampshire 03801. From time to time, the Board may change the process by means of which shareholders may communicate with the Board or its members. Please refer to the Company’s website at www.apogent.com for any changes to this process.

Shareholder Recommendation or Nomination of Director Candidates

The Governance/Nominating Committee will consider for nomination as director of the Company any director candidate recommended or nominated by shareholders in accordance with the process outlined below.

Shareholders wishing to recommend candidates for consideration by the Governance/Nominating Committee may do so by providing the candidate’s name, contact details, biographical data, and qualifications in writing to the Governance/Nominating Committee, c/o Secretary, Apogent Technologies Inc., 30 Penhallow Street, Portsmouth, New Hampshire 03801. The Board may change the process by means of which shareholders may recommend director candidates to the Governance/Nominating Committee. Please refer to the Company’s website at www.apogent.com for any changes to this process. The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements. This is the procedure to be followed for direct nominations, as opposed to recommendation of nominees for consideration by the Governance/Nominating Committee.

A shareholder desiring to nominate a person or persons for election to the Board of Directors must send a written notice to the Secretary of the Company setting forth: (a) the name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and (e) the written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto. The Bylaws require similar notice with respect to shareholder proposals for other actions to be taken at a meeting of shareholders. See “Shareholder Proposals” below.

To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Company: (a) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (any time from October 29, 2004 to and including November 28, 2004, with respect to the 2005 annual meeting), or (b) in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date and in the case of a special meeting, notice must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or the day on which public disclosure of the meeting date was made.

Directors’ Compensation

Effective January 1, 2003, each director of the Company who is not an officer or employee of the Company is paid an annual retainer of $25,000, plus a fee of $1,000 for each Board meeting attended. Committee members also receive a fee of $1,000 for each Committee meeting attended, with the Chairman of a committee entitled to a larger attendance fee. The Audit Committee Chairman receives $3,000 for each Audit Committee meeting attended, and the Chairman of each of the Compensation Committee and Governance/Nominating Committee receives $2,000 for each Compensation Committee meeting or Governance/Nominating Committee meeting attended. Director fees, including the annual retainer, are payable quarterly in arrears. In addition, on January 28, 2003, each director who was not a full-time employee of the Company was granted an option under the 2001 Equity Incentive Plan to purchase 12,000 shares of Company Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. Prior to January 1, 2003, each director of the Company who was not also an officer or employee of the Company received an annual retainer of $20,000 (except that the Chairman of the Audit Committee received a retainer of $25,000), a fee of $1,000 for attending each meeting of the Board of Directors at which such director was present, and a fee of $750 for attending each meeting of any Board committee of which such director was a member.

Each of Messrs. Yontz and Harris are parties to an employment agreement with the Company, with a term expiring on December 31, 2003, to serve as a part-time employee of the Company. In his position as Chairman of the Board of Directors, Mr. Yontz receives an annual salary of $190,000 as well as other benefits, including life insurance, club memberships, financial planning, executive physicals, car allowance and related expenses, and health and welfare benefits. In his position as Of Counsel to the Company, Mr. Harris receives an annual salary of $150,000 and benefits similar to those of Mr. Yontz. If the employment of Mr. Yontz or Mr. Harris is terminated as a result of a “change in control” (as defined in the employment agreements), he will be entitled to a severance payment equal to three times his average salary and bonus in the five full calendar years immediately prior to the change in control. He would also be entitled to receive, for a thirty-six month period after employment termination, life, accident, and health insurance benefits substantially similar to those which he was receiving or entitled to under his employment agreement. After expiration of his employment agreement on December 31, 2003 and up to Mr. Yontz’s 65th birthday, the Company will continue medical coverage under the Company’s “Retiree Plan,” under which Mr. Yontz would continue to pay a portion of the premium to the same extent as other Company employees.

CORPORATE GOVERNANCE

The Company values and adheres to the highest ethical standards and applicable laws, rules, and regulations, including the rules of the Securities and Exchange Commission (the “Commission”) and of the New York Stock Exchange on which the Common Stock is listed. In addition to NYSE rules and applicable governmental laws and regulations, the framework for the Company’s corporate governance is provided by: (a) the Company’s Articles of Incorporation and its Bylaws, (b) the charters of the Board committees, (c) the

Company’s Corporate Governance Guidelines, (d) the Company’s Financial Code of Ethics, and (e) the Company’s Statement of Business Conduct and Code of Ethics.

Each of the charters of our Governance/Nominating Committee, Audit Committee, and Compensation Committee is available on our website at www.apogent.com, and is also available in print to any shareholder upon request.

The Company’s Corporate Governance Guidelines address topics such as: (a) the role of the Board and management, (b) director qualifications, (c) director responsibilities, (d) Board committees, (e) director orientation and continuing education, and (f) Board and committee evaluations. A copy of our Corporate Governance Guidelines is available on our website at www.apogent.com, and is also available in print to any shareholder upon request.

Our Financial Code of Ethics sets forth ethical standards and obligations relevant to accounting and financial reporting. It applies specifically to our Chief Executive Officer, senior financial officers (including the Chief Financial Officer and principal accounting officer), General Counsel, principal tax manager, director of investor relations, the president or general manager of each Apogent business group and its subsidiaries, and the principal financial and accounting officers thereof. A copy of our Financial Code of Ethics is available on our website at www.apogent.com, and is also available in print to any shareholder upon request. If we make any substantive amendment to the Financial Code of Ethics, we will disclose the nature of such amendment on our website or in a current report on Form 8-K. In addition, if a waiver from the code is granted, we will disclose the nature of such waiver on our website at www.apogent.com or on a current report on Form 8-K.

Our Statement of Business Conduct and Code of Ethics (our “Code”) summarizes the compliance and ethical standards and expectations we have for all of our employees, officers, and directors with respect to their conduct in furtherance of Company business. It contains procedures for reporting suspected violations of the Code, including procedures for the reporting of questionable accounting or auditing matters, or other concerns regarding accounting, internal accounting controls, or auditing matters. The Company has established an Ethics Hotline at (800) 461-9330 through which reports can be made anonymously and in confidence. A copy of our Code as well as further information regarding our Ethics Hotline is available on our website at www.apogent.com, and is also available in print to any shareholder upon request. If we make any substantive amendment to the Code, we will disclose the nature of such amendment on our website or in a current report on Form 8-K. In addition, if a waiver from the Code is granted to an executive officer or director, we will disclose the nature of such waiver on our website at www.apogent.com, in a press release, or on a current report on Form 8-K.

SHAREHOLDER RETURN COMPARISON

The graph below sets forth the cumulative total shareholder return on Company Common Stock during the preceding five fiscal years, as compared to the returns of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Health Care Composite Index. The graph assumes that $100 was invested on September 30, 1998 in Company Common Stock and in each of the two Standard & Poor’s indices and that, as to such indices, dividends were reinvested. The Company has not, since its inception, paid any dividends on its Common Stock, other than the dividend to effect the spin-off described below.

On December 11, 2000, the Company spun off its dental business by a pro-rata distribution to its shareholders of one share of Sybron Dental Specialties, Inc. (“SDS”) common stock for every three shares of the Company’s Common Stock owned of record on November 30, 2000 (the “Spin-Off”). The closing price for one share of SDS common stock on the New York Stock Exchange on December 11, 2000 was $16.50. The graph assumes that all of the SDS common stock distributed in the Spin-Off was sold on the date received and that the proceeds of such sale (including the proceeds of the sale of aggregated fractional share interests by the distribution agent in lieu of the distribution of fractional shares of SDS common stock) were used to purchase additional shares of the Company’s Common Stock on December 11, 2000.

AUDIT COMMITTEE

The members of the Audit Committee are Ms. Puma, Mr. Hardis, Mr. Binnie, and Mr. Vieser. Ms. Puma commenced her service on the Audit Committee on September 30, 2003.

On December 3, 2003, the Board of Directors adopted and approved a revised formal written charter for the Audit Committee, a copy of which is attached to this proxy statement as Appendix A. The revised Audit Committee Charter replaced the Audit Committee Charter originally adopted on September 22, 1999, as amended through December 6, 2002. The Board of Directors has determined that the members of the Audit Committee are “independent” as defined in the corporate governance Listing Standards of the New York Stock Exchange relating to audit committees. In addition, the Board of Directors has further determined that each Audit Committee member satisfies the financial literacy and experience requirements of the New York Stock Exchange, and that Mr. Vieser qualifies as an “audit committee financial expert” within the meaning of the Securities and Exchange Commission rules. The Board of Directors has also determined that the service by Mr. Hardis on the audit committees of other public companies does not impair his ability to effectively serve on the Company’s Audit Committee.

Independent Auditors’ Fees

The firm of KPMG LLP served as the Company’s independent auditors for the fiscal year ended September 30, 2003.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended September 30, 2002 and September 30, 2003, and fees billed for other services rendered by KPMG LLP during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2002	2003
Audit Fees(a):	$1,001,424	$1,338,300
Audit-Related Fees(b):	58,000	59,800
Tax Fees(c):	868,020	745,300
All Other Fees:	0	0

Total	$1,927,444	$2,143,400

(a)	Audit Fees: Fees for professional services performed by KPMG for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)	Audit-Related Fees: Fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes review of employee benefit and compensation plans, due diligence relating to mergers and acquisitions, attestations by KPMG that are not required by statute or regulations, and consulting on financial accounting/reporting standards.

(c)	Tax Fees: Fees for professional services performed by KPMG with respect to tax compliance, tax advice, and tax planning. This includes preparation of original and amended returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from “Audit-Related” items.

The Audit Committee has concluded that the services provided by KPMG LLP to the Company that were not related to its audit of the Company’s financial statements were at all times compatible with maintaining that firm’s independence.

Pre-Approval Policy

Consistent with the rules of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of, the independent auditor. In recognition of this responsibility, the Audit Committee has included the following provision in its charter: “The Committee must pre-approve all audit services as well as any permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, except as the failure to pre-approve is excused by the Exchange Act or Commission rules. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals of audit and permitted non-audit services, and any such pre-approvals shall be reported to the full Committee at its next scheduled meeting.” The Committee has approved such delegation of authority to Richard W. Vieser, Chair of the Audit Committee. The Audit Committee has further directed management of the Company to solicit bids for non-audit and for tax-related projects that exceed $100,000 in cost, and that such bids be presented to the Committee for its approval. No fees were paid to the independent auditor pursuant to the “de minimis” exception to the foregoing pre-approval policy permitted under the Exchange Act and the Commission rules and incorporated by reference into the Company’s pre-approval policy.

Audit Committee Report

The Audit Committee of the Board of Directors oversees and monitors the participation of the Company’s management and independent auditors throughout the financial reporting process.

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2003 with the Company’s management;

•	discussed with KPMG LLP, the Company’s independent auditors, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); and

•	received the written disclosure and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2003.

Audit Committee

Richard W. Vieser, Chairman

Stephen R. Hardis

William H. Binnie

Mary G. Puma

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) analyzes and oversees the Company’s general compensation policies, and makes specific compensation decisions with respect to the Company’s executive officers. In that regard, the Compensation Committee meets prior to the end of each calendar year to consider and finalize executive officer compensation for the following calendar year.

The general philosophy of the Company’s executive compensation program is to maintain a competitive compensation structure for its key executives. The Company’s executive compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, support a performance-oriented environment that rewards achievement of Company goals that are designed to be consistent with the interests of shareholders, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

The Company’s executive compensation program presently consists of three main components: (a) base salaries; (b) annual cash bonuses; and (c) long-term incentive equity compensation.

The compensation of the Company’s executive officers for 2003 was determined by the Compensation Committee as comprised in December 2002 (i.e., Messrs. Binnie, Doerr, and Vieser). Simon B. Rich was appointed to the Compensation Committee on September 30, 2003. Commencing on that date, the Compensation Committee comprised the individuals listed at the end of this Report, none of whom are officers or employees of the Company.

Base Salary

The Compensation Committee annually reviews the salary levels of executive officers in comparison to salaries of similarly situated executives at other companies of comparable size, industry, and operating performance. Additionally, the Compensation Committee considers the relevant impact of each executive’s performance on the future growth and success of the Company, the complexity of the Company’s businesses in which the executive is involved, the experience of the executive, the duties and responsibilities of the executive, the operating performance of the Company during that executive’s tenure, the Company’s near- and long-term prospects, the overall economic environment, the executive’s compensation history, and such other factors as the Compensation Committee deems relevant to the particular executive. Using a similar analysis, the Compensation Committee will consider changes to an executive officer’s compensation during the calendar year if a change in the scope of the executive officer’s responsibilities justifies such consideration.

When setting base salaries for calendar 2003, the Compensation Committee used as its reference point salaries in the median-to-75th percentile range for executives in companies (same or similar industry) with revenues, net income, and market capitalization comparable to that of the Company or the relevant subsidiaries of the Company. This reference point, along with the other factors set forth above, provided the basis upon which salaries for 2003 were established. The competitive market information examined by the Compensation Committee was obtained primarily from two surveys, one of which is generally available, and the second of which was prepared for the Company by a national compensation consulting firm. The data from both surveys were consistent. The company groups in the surveys differ from the group of companies included in the S&P Health Care Composite Index reflected in the performance graph contained under “Shareholder Return Comparison.”

In setting Mr. Jellinek’s salary for calendar 2003, the Compensation Committee applied the same analysis as it did with respect to all other executive officers. As a result, Mr. Jellinek’s base salary for 2003 increased approximately 2%.

Annual Cash Bonus Incentives

Annual cash bonuses for executive officers are intended to reflect the Compensation Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the Company.

For fiscal 2003, the executive officers were participants in the Company’s executive bonus program that is provided for under the performance awards provisions of the Company’s 2001 Equity Incentive Plan (the “2001 EIP”). The 2001 EIP was approved by the Company’s shareholders at the 2002 Annual Meeting.

Under the 2003 bonus program, target percentages, ranging from 32% to 55% of an executive’s base salary, were assigned to executives. Factors (including survey data) similar to those used for setting salary levels were considered by the Compensation Committee when setting individual target percentages. The actual award that an executive officer could receive ranged from zero to two times the target percentage assigned to that executive, depending on the Company’s attainment of performance goals. Performance measures under the 2003 bonus program were tied to the Company’s internal earnings per share targets, with the purpose of providing a tangible, direct link between management incentives and the expectations of the investment community. No bonuses were awarded to executive officers under the 2003 executive bonus program, as the Company fell short of the internal earnings per share targets set forth under the 2003 bonus program.

There will be an executive bonus program in fiscal 2004, and it is contemplated that the performance goals and related targets for the bonus program will focus on achievement of Company operating income growth and net working capital ratio targets as the primary bonus-measurement factors.

Stock Incentives

Under the 2001 EIP, stock options were granted to executive officers and other key employees of the Company. The Compensation Committee views stock-based compensation as a critical component of the Company’s overall executive compensation program because it links the personal interests of the plan participants to those of the shareholders.

Stock option grants have generally been made on an annual basis in January of each year; however, special option grants may occur during the year when warranted. Annual grants are generally determined using a multiple of base salary formula. Executive officers generally participate in the annual grant program on the same basis as other key employees. Non-qualified stock options for 672,500 shares were granted to executive officers in fiscal 2003.

Options granted during fiscal 2003 under the 2001 EIP vest with respect to one-quarter of the shares on the first anniversary of the date of grant, and monthly thereafter in equal installments over thirty-six months (provided that the optionee is still an employee of the Company at that time and provided further that vesting is accelerated upon the optionee’s death, disability, or retirement). Such options were granted with an exercise price equal to the market value of the Company’s Common Stock on the date of the grant, thus serving to focus the optionees’ attention on managing the Company from the perspective of an owner with an equity stake in the business.

Stock Ownership Guidelines

In January 2002, the Compensation Committee established stock ownership guidelines, whereby executive officers are expected to accumulate and own a designated amount of Company Common Stock. The guidelines range from 2-5 times base salary, depending on the executive’s position and tenure with the Company, and are generally being phased in over a seven-year period.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility by a publicly-held corporation of compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (a) the Chief Executive Officer or (b) among the four other highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation is not subject to the deduction limit if certain conditions are met. The Compensation Committee has taken the steps necessary to satisfy these conditions in order to preserve the deductibility of executive compensation consistent with the Company’s other compensation objectives and overall compensation philosophy. One of the conditions is shareholder approval of the Company’s performance-based compensation plans. The Company’s shareholders have approved the 2001 EIP at the annual meeting of shareholders in 2002. Shareholder approval must be obtained at least every five years for a performance-based plan like the performance awards portion of the 2001 EIP where the Compensation Committee has discretion to choose among the various possible performance goals stated in the plan.

Severance Arrangements

The Committee authorized the Company to enter into a severance arrangement with its former Executive Vice President, Chief Financial Officer and Treasurer, who resigned from all positions in January 2003. The Committee concluded that the arrangement (which is more fully described below in footnote (j) to the Summary Compensation Table) was reasonable and appropriate in light of the individual’s tenure with and contribution to the Company.

Compensation Committee

Christopher L. Doerr, Chairman

William H. Binnie

Simon B. Rich

Richard W. Vieser

EXECUTIVE COMPENSATION

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to, or earned by the Company’s Chief Executive Officer, each of the Company’s other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2003, and Jeffrey C. Leathe, who would have been one of the most highly compensated officers but for the fact that he was not serving as an executive officer at the end of fiscal 2003 (the “named executive officers”). Because Mr. Ahlgren was not an executive officer of the Company for all periods being reported, information for Mr. Ahlgren is given only for fiscal years 2003 and 2002.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)(b)	LTIP Payouts ($)	All Other Compensation ($)(c)
Frank H. Jellinek, Jr.	2003	776,475	0	105,786	(d)	0	140,000	0	5,350
President and Chief	2002	751,384	126,042	98,249	(d)	0	0	0	5,143
Executive Officer	2001	702,507	1,537,375	85,013	(d)	0	200,000	0	4,500

Robert V. Ahlgren	2003	327,264	0	346,606	(e)	0	125,000	0	4,640
Chief Operating Officer and Group President-Labware and Life Sciences	2002	270,010	65,031	14,494	(e)	0	45,000	0	4,125

Michael K. Bresson	2003	320,925	0	29,969	(f)	0	78,000	0	6,000
Executive Vice President-	2002	313,994	66,714	38,494	(f)	0	148,000	0	5,500
Administration, General Counsel and Secretary	2001	279,512	226,548	16,632	(f)	0	110,776	0	3,937

Peter W. Scheu	2003	284,700	0	59,146	(g)	0	72,000	0	0
Group President-Clinical	2002	281,623	42,909	66,019	(g)	0	72,000	0	6,020
Diagnostics	2001	225,000	297,000	10,788	(g)	0	107,824	0	3,594

Yuh-geng Tsay	2003	319,050	0	7,200	(h)	0	30,000	0	5,250
Group President-	2002	313,100	0	7,200	(h)	0	30,000	0	4,500
Immunodiagnostics	2001	304,750	0	7,200	(h)	0	110,776	0	3,938

Dennis Brown	2003	265,000	0	53,479	(i)	0	0	0	7,950
Chief Financial Officer and	2002	150,000	0	73,635	(i)	0	0	0	3,707
Treasurer	2001	200,000	400,000	37,280	(i)	0	0	0	3,807

Jeffrey C. Leathe	2003	326,224	191,215	48,450	(j)	0	0	0	624,340	(j)
Former Executive Vice	2002	319,034	73,476	30,453	(j)	0	157,000	0	5,500
President, Chief Financial	2001	303,161	268,569	18,308	(j)	0	135,952	0	5,250
Officer and Treasurer

(a)	The salary amounts set forth include amounts deferred at the named executive officer’s option through contributions to the Apogent Technologies Inc. Savings and Thrift Plan (the “Savings Plan”).

(b)	Consists entirely of stock options.

(c)	Consists entirely of employer contributions to the Savings Plan allocated to the account of the named executive officer, except for the amount reported for Mr. Leathe, discussed in footnote (j) to this table.

(d)

For 2003, includes $21,618 for life insurance (including tax gross-up payments), $41,764 for car allowance and related expenses (including tax gross-up payments), $3,850 for club memberships, and $38,554 for personal use of company aircraft. For 2002, includes $26,372 for life insurance (including tax gross-up payments), $34,546 for car allowance and related expenses (including tax gross-up payments), $3,440 for club memberships, $754 for financial planning services, and $33,137 for personal use of company aircraft. For 2001, includes $30,231 for life insurance (including tax gross-up payments), $28,526 for car allowance and related expenses (including tax gross-up payments), $4,020 for club memberships, $1,476 for financial planning services, and $20,760 for personal use of company aircraft.

(e)	For 2003, includes $18,887 for car allowance and related expenses (including tax gross-up payments), $30,813 for club memberships, $490 for personal use of company aircraft, and $296,416 for relocation expenses (including tax gross-up payments). For 2002, includes $11,035 for car allowance and related expenses (including tax gross-up payments) and $3,459 for club memberships.

(f)	For 2003, includes $20,969 for car allowance and related expenses (including tax gross-up payments), $4,550 for club memberships, and $4,450 for personal use of company aircraft. For 2002, includes $23,009 for car allowance and related expenses (including tax gross-up payments) and $15,485 for club memberships. For 2001, includes $1,041 for life insurance (including tax gross-up payments), and $15,590 for car allowance and related expenses (including tax gross-up payments).

(g)	For 2003, includes $18,647 for car allowance and related expenses (including tax gross-up payments), $4,475 for club memberships, and $36,024 for relocation expenses (including tax gross-up payments). For 2002, includes $19,402 for car allowance and related expenses (including tax gross-up payments), $19,600 for club memberships, and $27,081 for personal use of company aircraft (including tax gross-up payments). For 2001, includes $504 for life insurance (including tax gross-up payments), and $10,284 for car allowance and related expenses (including tax gross-up payments).

(h)	For each of 2001, 2002, and 2003, includes $7,200 for car allowance (including tax gross-up payments).

(i)	For 2003, includes $17,977 for life insurance (including tax gross-up payments), $13,094 for car allowance and related expenses (including tax gross-up payments), $17,500 for club memberships, and $4,908 for personal use of company aircraft. Upon becoming the Company’s Chief Financial Officer in January 2003, Mr. Brown entered into the Company’s standard form of executive employment agreement, described below under “Employment Agreements,” which superseded and replaced the employment agreement between Mr. Brown and the Company entered into in December 2000. From January 1, 2001 through January 2003, Mr. Brown was employed as a non-executive consultant to the Company pursuant to the December 2000 employment agreement, and was entitled to receive an annual salary of $150,000 and other benefits, including life insurance, club memberships, financial planning, executive physicals, car allowance and related expenses, and health and welfare benefits. Prior to January 2001, Mr. Brown had served as the Chief Financial Officer of the Company’s predecessor, Sybron International Corporation. For 2002, includes $39,677 for life insurance (including tax gross-up payments), and $33,958 for car allowance and related expenses (including tax gross-up payments). For 2001, includes $37,280 for car allowance and related expenses (including tax gross-up payments).

(j)	For 2003, includes $14,550 for car allowance and related expenses (including tax gross-up payments), $18,900 for payments in lieu of car allowance at a rate of $2,100 per month, and $15,000 in outplacement fees paid to a third-party consultant. “All Other Compensation” includes an aggregate of $624,340 payable after September 30, 2003 pursuant to the Separation Agreement and General Release dated January 6, 2003 between the Company and Mr. Leathe. Under the Separation Agreement and General Release, the Company agreed to pay Mr. Leathe monthly installments of $28,875, equal to $26,775 plus $2,100 in lieu of car allowance, through December 2004, and a bonus of $191,215 in each of February 2003 and February 2004. In addition, stock options granted to Mr. Leathe on or after January 1, 1998 (for a total of 424,168 shares) vested upon his resignation, and remain exercisable for a period of five years after the date of the Agreement. The Board of Directors determined that the compensation payable to Mr. Leathe pursuant to the Separation Agreement was fair and reasonable in light of Mr. Leathe’s tenure and service to the Company. For 2002, includes $30,453 for car allowance and related expenses (including tax gross-up payments). For 2001, includes $1,058 for life insurance (including tax gross-up payments), and $17,250 for car allowance and related expenses (including tax gross-up payments).

Stock Options

The following tables set forth information concerning: (a) individual grants of options to purchase Company Common Stock made to the named executive officers during fiscal 2003, and (b) individual exercises of stock options by the named executive officers during fiscal 2003, as well as the number and value of options outstanding at the end of fiscal 2003 for each of the named executive officers.

Option/SAR Grants In Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(#)		Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%($)	10%($)
Frank H. Jellinek, Jr.	140,000	(a)	5.26	16.67	01/28/13	1,488,238	3,752,157
Robert V. Ahlgren	125,000	(a)	4.70	16.67	01/28/13	1,328,784	3,350,140
Michael K. Bresson	78,000	(a)	2.93	16.67	01/28/13	829,161	2,090,488
Peter W. Scheu	72,000	(a)	2.71	16.67	01/28/13	765,380	1,929,681
Yuh-geng Tsay	30,000	(a)	1.13	16.67	01/28/13	318,908	804,034
Dennis Brown	None		N/A	N/A	N/A	N/A	N/A
Jeffrey C. Leathe	None		N/A	N/A	N/A	N/A	N/A

(a)	Consists entirely of nonqualified stock options granted pursuant to the Company’s 2001 EIP. The 2001 EIP is administered by the Compensation Committee. Subject to the provisions of the 2001 EIP, the Compensation Committee designates the persons to be granted options, the type of option, the number of underlying shares, the exercise price, the date of grant, and the date the options are first exercisable. These options were granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Each option becomes exercisable with respect to one-fourth of the shares on the first anniversary of the date of grant, and monthly thereafter in equal installments over the next thirty-six months. Upon a “change of control” of the Company, the options will become immediately exercisable. Unless earlier terminated, these options will expire ten years after the date of grant. In the discretion of the Compensation Committee, the exercise price may be paid by delivery of already owned shares and tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. The Compensation Committee has the power, subject to the limitations of the 2001 EIP, to amend the terms and conditions of any outstanding stock option to the extent such terms and conditions are within the discretion of the Compensation Committee as provided in the 2001 EIP.

Aggregated Option/SAR Exercises In Last Fiscal Year And

Fiscal Year-End Option/SAR Values(a)

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank H. Jellinek, Jr.	92,298	820,426	1,034,950	240,000	1,202,853	597,800
Robert V. Ahlgren	0	N/A	53,654	169,612	15,527	538,926
Michael K. Bresson	0	N/A	178,487	218,554	68,490	337,926
Peter W. Scheu	0	N/A	107,393	169,696	48,338	311,971
Yuh-geng Tsay	0	N/A	85,105	105,834	28,213	135,582
Dennis Brown	62,049	845,736	1,137,093	0	8,043,488	0
Jeffrey C. Leathe	4,706	18,079	424,168	0	100,150	0

(a)	Consists entirely of stock options.

Employment Agreements

All of the named executive officers who are current officers of the Company have entered into employment agreements with the Company. Under their respective employment agreements, these executive officers agree to serve in their respective executive officer capacities, and each is to devote his full time to the performance of his duties. The employment agreements provide for initial base salaries that are subject to annual merit increases at the discretion of the Compensation Committee. In addition, these executives are entitled to benefits customarily accorded executives of the Company and its subsidiaries, including participation in applicable cash bonus incentive plans. Current base salaries for the most highly salaried executive officers are as follows: Mr. Jellinek, $780,300; Mr. Ahlgren, $347,000; Mr. Bresson, $322,500; Mr. Scheu, $286,100; Dr. Tsay, $320,000; and Mr. Brown, $322,500.

Each employment agreement can be terminated at the election of the executive upon 45 days’ advance written notice to the Company, by the Company, or as a result of the executive’s retirement, disability, or death. Upon termination of an executive’s employment by the Company for Cause (as defined in the employment agreement) or by the executive, the executive is entitled to receive any unpaid compensation through the date of termination. Except for Mr. Jellinek, in the event of the executive’s termination of employment by the Company without Cause (including a constructive termination), the executive will be entitled to continue to receive the executive’s then current base salary for a period of one year following the termination of employment, an amount equal to the executive’s average cash bonus for the previous three fiscal years, an amount equal to the cash bonus that would have been earned by the executive for the fiscal year in which the executive’s employment is terminated, adjusted, however, by the percentage of the fiscal year in which the executive was actively employed, and one year of benefits. In the event of the executive’s death or permanent disability, the executive, his beneficiaries or his estate, as the case may be, will be entitled to receive such termination benefits.

Each of the employment agreements provides that if an event constituting a “change in control” (as defined in the employment agreement) has occurred, and the executive’s employment is terminated as a result of such change in control, the executive officer will be entitled to receive compensation earned through the date of termination (calculated and payable as provided in the employment agreement) and a severance payment equal to two (three, in the case of Mr. Jellinek) times the sum of: (a) such officer’s annual base salary, plus (b) the greater of (x) 200% of the executive’s “target” bonus amount for that year or (y) the executive’s average bonus for the previous three fiscal years, unless such termination is (1) because of death or retirement, (2) effected by the Company or any of its subsidiaries for total disability or “cause,” or (3) by such executive officer other than for “good reason.” The employment agreements also require payments to executives sufficient to make them whole for any excise tax imposed under Section 4999 of the Internal Revenue Code. The Company must require any successor to assume the Company’s obligations pursuant to the employment agreements. If it fails to do this, the executives will be entitled to the same benefits they would receive if they terminated the employment agreements on the date of succession for good reason following a change in control. The employment agreements also subject the executives to confidentiality obligations, contain restrictions on their competing with the Company for a period of one year following termination of the employment agreement (two years in Mr. Jellinek’s case), and contain restrictions on soliciting employees of the Company for a period of three years following termination of employment.

Prior to becoming the Company’s Chief Financial Officer in 2003, Mr. Brown was party to a December 2000 employment agreement with the Company that is described in footnote (i) to the Summary Compensation Table. Upon Mr. Brown being appointed Chief Financial Officer, the December 2000 employment agreement was replaced and superseded by a new employment agreement having the terms and conditions described above.

Under Mr. Jellinek’s employment agreement, which was amended and restated in September 2003, Mr. Jellinek would be entitled to receive the same termination benefits as those outlined above, except he would receive two years base salary and benefits rather than one year. In addition, Mr. Jellinek’s contract contains the following provisions with regard to his retirement: (a) if Mr. Jellinek retires before his 64th birthday, he will be entitled to 50% of his salary for two years after the effective date of retirement, and (b) if Mr. Jellinek retires before his 65th birthday, Mr. Jellinek will be entitled to receive the benefits provided to him while he was employed, other than bonus, stock options, or other form of incentive compensation, for the shorter period of one year after his retirement date or the period between the retirement date and Mr. Jellinek’s 65th birthday. Mr. Jellinek has announced his intention to retire as of January 1, 2005.

Prior to his resignation, Mr. Leathe had an employment agreement that was similar to the executive employment agreements described above. This employment agreement was replaced and superseded by the Separation Agreement and General Release dated January 6, 2003 between the Company and Mr. Leathe, which is described in footnote (j) to the Summary Compensation Table.

Pension Benefit Plans

Retirement Plan.    The Company has a Retirement Security Plan (the “Retirement Plan”) for eligible U.S. employees who are not covered by a collective bargaining agreement, including its executive officers. The Retirement Plan combines several prior pension plans of the company formerly known as Sybron Corporation and acquired by the Company in 1987 (the “Acquired Company”) and is a “career average” type plan. The benefit formula under the Retirement Plan directly relates to the employee’s annual salary, length of service, and Social Security covered compensation. To the extent that Retirement Plan benefits exceed the benefit limits and limits on covered compensation imposed by the Employee Retirement Income Security Act of 1974, as amended, the Company plans to make the appropriate payments under the unfunded pension plan described below as they become due. The total compensation covered by the Retirement Plan (including unfunded amounts) is the amount shown in the salary and bonus columns of the Summary Compensation Table.

Annual pension benefits expected to be distributed under the Retirement Plan upon retirement (normally at age 65) to most executive officers of the Company, including the named executive officers, are equal to the sum of past and future service benefit formulas. Past service benefit (for service prior to January 1, 1987) is an amount equal to the sum of (a) 0.0105 times the average annual pay for the employee’s final three years, up to the Social Security covered compensation for 1987, plus (b) 0.015 times the average annual pay for the employee’s final three years, in excess of the Social Security covered compensation in 1987, which sum is multiplied by the total number of years of credited service before January 1, 1987. The amount so calculated is reduced by the amount of any benefit the participant is eligible to receive from a prior pension plan or due to participation in any prior profit sharing plan. Future service benefit (for service since January 1, 1987) for credited service not in excess of 35 years is an amount equal to the sum of all future year annual benefits calculated for each year as 0.0105 times annual pay up to the Social Security covered compensation for that year, plus 0.015 times annual pay in excess of the Social Security covered compensation for that year. Future service benefit for credited service in excess of 35 years is an amount equal to 0.014 times a participant’s annual salary for such year. The Company may from time to time move the past service formula to a more current date which would have the effect of increasing the amount of average compensation upon which benefits are calculated.

The annual projected pension benefits at age 65 reflected below are calculated by using the actual accrued benefits through the most recent calendar year and a projected benefit using the individual’s current calendar year earnings assuming no future increases in base salaries or bonuses paid.

Bonus payments have a significant impact on the pension projections stated below. The annual bonus payments are linked to the Company’s financial results and can fluctuate up or down depending on the annual performance of the Company. For example, a poor performance year would generate a lower bonus payout and thereby could understate the projected annual retirement benefit on a going forward basis. Conversely, an exceptional performance year would generate a significantly higher bonus payout and thereby could overstate the projected annual retirement benefit.

Name of Individual	Projected Annual Retirement Benefit At Age 65 ($)(a)	Assumed Additional Years of Service(b)	Full Years of Service as of Sept. 30, 2003
Frank H. Jellinek, Jr.	223,515	1	35
Robert V. Ahlgren	87,865	14	4
Michael K. Bresson	114,259	19	5
Peter W. Scheu	117,102	27	1
Yuh-geng Tsay(c)	N/A	N/A	N/A
Dennis Brown	106,093	9	10
Jeffrey C. Leathe	54,322	0	12

(a)	Assumes no salary increases.

(b)	For Mr. Jellinek, assumes retirement date prior to age 65.

(c)	Dr. Tsay does not participate in the Retirement Plan.

As of December 31, 1985, the Acquired Company had purchased annuities to cover past service benefits for all employees covered under the Salaried Pension Plan of the Acquired Company through such date.

Unfunded Pension Plan.    The Company currently maintains an unfunded, non-qualified retirement plan providing benefits to employees of the Company in excess of the limitations set forth under section 415 of the Code (the “Unfunded Plan”). All executive officers of the Company are eligible to participate in the Unfunded Plan.

Under the Unfunded Plan, benefits are paid from a Rabbi Trust sponsored by the Company. Participants are entitled to a monthly benefit upon their retirement equal to the actuarial value of the benefit that would be payable to the participant if the provisions of the Retirement Plan dealing with limits on pensions pursuant to Code section 415 were inapplicable. The compensation covered by the Unfunded Plan includes salary, bonus, and deferred compensation payable to the participant for services rendered.

The compensation in the salary and bonus columns of the Summary Compensation Table above includes each of these elements. Benefits under the Unfunded Plan are computed on a straight-life annuity basis, and are subject to an offset of the actuarial value of benefits payable to participants under the terms of the Retirement Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “Election of Directors” (footnote (b) to the table).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, the Company’s directors, its executive officers, and persons who beneficially own more than 10% of the Company’s Common Stock are required to report their initial ownership of Common Stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal

2003. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2003, except that: (a) a stock option award on July 21, 2003 to Michael S. Smith was reported seven days late on a Form 4 filed July 30, 2003, which form was amended to correct the number of shares awarded on a Form 4 amendment filed November 14, 2003; (b) the sale of 750 shares by the spouse of Mr. Doerr on February 26, 2003 was reported late on a Form 5 filed November 14, 2003; and (c) charitable contributions totaling 200 shares made by Mark F. Stuppy on December 31, 2001 were reported late on a Form 5 filed November 14, 2003.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee, on behalf of the Company, has selected the public accounting firm of KPMG LLP as the Company’s independent auditors for the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement on behalf of KPMG LLP if desired.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholder proposals for the 2005 Annual Meeting of Shareholders of the Company must be received no later than August 25, 2004 at the Company’s principal executive offices, 30 Penhallow Street, Portsmouth, New Hampshire 03801, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s annual meeting proxy material under the proxy rules of the Securities and Exchange Commission. Under the Company’s Bylaws, written notice of shareholder proposals for the 2005 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no later than November 28, 2004 and no earlier than October 29, 2004 at such offices, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s Bylaws.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

MICHAEL K. BRESSON

Secretary

December 23, 2003

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2003 has been provided with this Proxy Statement. The Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report. Such requests should be addressed to: Director of Investor Relations, Apogent Technologies Inc., 30 Penhallow Street, Portsmouth, New Hampshire 03801. A copy of the Company’s Annual Report is also available on our website at www.apogent.com.

APPENDIX A

APOGENT TECHNOLOGIES INC.

CHARTER OF THE

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

1.	Name.

There shall be a committee of the Board of Directors to be known as the Audit Committee (the “Committee”).

2.	Purpose.

The purpose of the Committee is to:

•	Assist the Board in its oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function, those who provide internal audit services, and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements;

•	Prepare an audit committee report as required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement; and

•	Carry out the responsibilities set forth below in furtherance of this stated purpose.

3.	Committee Membership and Procedures.

The Committee shall comprise at least three directors who shall be appointed by the Board after considering the recommendations of the Governance/Nominating Committee. The Committee shall only include directors who satisfy the independence, financial literacy and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission, and at least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such member(s) to effectively serve on the Committee and discloses this determination in the Company’s annual proxy statement.

The Board shall designate one member of the Committee as its Chairperson. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it. Members of the Committee shall serve until their resignation, retirement, removal by the Board, or until their successors are appointed.

The Committee shall meet at least quarterly and hold such other meetings from time to time as may be called by its Chairperson or any two members of the Committee. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel, internal auditor or independent auditor to attend a meeting of the Committee or meet with members of, or consultants to, the Committee.

A majority of the members of the Committee shall constitute a quorum of the Committee. A majority of the members present at a meeting at which a quorum is present shall decide any questions brought before any meeting of the Committee.

The Committee shall keep minutes of its proceedings, which shall be approved by the Committee at its next meeting. The minutes shall be available for review by the entire Board, and shall be filed as permanent records with the Secretary of the Company.

At each meeting of the Board following a meeting of the Committee, the Chairperson of the Committee shall report to the full Board on the matters considered at the last meeting of the Committee.

Except as expressly provided in this Charter, the Bylaws of the Company or the governance guidelines of the Company, the Committee shall fix its own rules or procedures.

4.	Committee Authority and Responsibilities.

Oversight of Appointment, Compensation and Services Performed by Independent Auditor.

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report performing other audit, review or attest services. The independent auditor shall report directly to the Committee.

Pre-Approval of Audit and Non-Audit Services.

The Committee must pre-approve all audit services as well as any permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, except as the failure to pre-approve is excused by the Exchange Act or Commission rules. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals of audit and permitted non-audit services, and any such pre-approvals shall be reported to the full Committee at its next scheduled meeting.

Retention of Advisors.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, (b) compensation to any advisors employed by the Committee, and (c) ordinary administration expenses of the Committee that are necessary or appropriate in carrying out its duties.

Accountability to Board.

The Committee shall make regular reports to the Board. The Committee shall annually review the Committee’s own performance.

Charter.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Board may amend this Charter on the recommendation of the Committee or on its own motion. The Committee shall have the Charter published at least every three years in accordance with applicable rules and regulations of the Commission. The Charter shall also be published on the Company’s website.

Specific Tasks.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements. The Chairperson of the Committee may represent the entire Committee for purposes of this review.

3.	Discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, major issues as to the adequacy of the Company’s internal controls, and any special steps adopted in light of material control deficiencies and analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used, their quality and their acceptability.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of non-GAAP financial information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, management’s response, and any significant disagreements with management.

9.	Discuss with the independent auditor whether all material correcting adjustments identified by the independent auditor in accordance with GAAP and Commission rules are reflected in the Company’s financial statements.

10.

Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

11.	Review and evaluate the lead partner of the independent audit team.

12.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

13.	Ensure the rotation of the lead audit partner as required by law, and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

14.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

15.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

16.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

17.	Review the appointment and replacement of the senior internal auditing executive and any firm engaged to perform internal audit services.

18.	Review the significant reports to management prepared by the internal auditing function and management’s responses.

19.	Discuss with the independent auditor and management the internal audit function’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

20.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

21.	Establish, review and update periodically a code (or separate codes) of business conduct and ethics and consider any requests for waivers thereunder, and discuss periodically with management, the Company’s senior internal auditing executive and the independent auditor, as appropriate, any issues arising thereunder or relating to conformity of the Company and its subsidiary/foreign-affiliated entities with applicable legal requirements. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of business conduct and ethics. Any waivers granted shall be publicly disclosed as required by law or the New York Stock Exchange. Review reports and disclosures of insider and affiliated party transactions involving officers.

22.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

24.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

25.	Review financial and accounting personnel succession planning within the Company.

5.	Limitation of Audit Committee’s Role.

The Committee’s responsibility is oversight. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APOGENT TECHNOLOGIES INC.

2004 Annual Meeting of Shareholders

January 27, 2004

10:00 a.m. E.S.T.

You May Vote by Telephone, by Internet, or by Mail

(see Instructions on reverse side)

YOUR VOTE IS IMPORTANT

DETACH HERE

ZAPT 32

PROXY

APOGENT TECHNOLOGIES INC.

This Proxy is Solicited on Behalf of the Board of Directors

Kenneth F. Yontz, Dennis Brown, and Michael K. Bresson, or any of them, with the power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of Apogent Technologies Inc. to be held in New Castle, New Hampshire, on Tuesday, January 27, 2004, at 10:00 a.m., Eastern Standard Time, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIGN AND DATE THIS CARD IN THE SPACES ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

APOGENT TECHNOLOGIES INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/aot	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZAPT 31

☒ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF DIRECTORS. THIS PROXY WILL BE VOTED AS YOU DIRECT. IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED “FOR” ELECTION OF DIRECTORS.

1.	ELECTION OF DIRECTORS:
	Nominees:	(01) Mary G. Puma, (02) Simon B. Rich, (03) Joe L. Roby, and (04) Kenneth F. Yontz

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐	For all nominee(s) except as written above
		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign your name as it appears hereon. Joint owners should each sign. Executors, administrators, trustees, et al. should give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature:	Date:	Signature:	Date: